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                                                                    EXHIBIT 99.1



[MEDAPHIS LOGO]

Medaphis Corporation                     FOR IMMEDIATE RELEASE
2700 Cumberland Parkway                  Investor Contact:    Melissa Coley
Suite 300                                                     (770) 444-5348
Atlanta, Georgia 30339                   Media Contact:       Lisa LaMagna
                                                              (212) 445-8212




             MEDAPHIS CORPORATION ANNOUNCES SEC EFFECTIVENESS ON
                      IPO OF HEALTHCARE RECOVERIES, INC.



ATLANTA, GEORGIA, MAY 21, 1997 - Medaphis Corporation [NASDAQ: MEDA] today announced the initial public offering of its entire interest in its wholly-owned subsidiary, Healthcare Recoveries, Inc., representing 9.8 million shares of the common stock at a public offering price of $14.00 per share. Medaphis will use the net, after-tax proceeds of approximately $115 million to reduce outstanding bank debt. The application of these proceeds will more than satisfy the scheduled July 31, 1997 step down payment required in the Company's senior bank credit facility.

Healthcare Recoveries, Inc. is a leading provider of subrogation and related recovery services to private healthcare payors. Healthcare Recoveries, Inc. services are designed to recover the value of accident-related healthcare benefits provided by its clients to insureds when a third-party is responsible for such healthcare benefits.

David E. McDowell, Chief Executive Officer, remarked, "We are very pleased to be completing this major step in our 1997 business plan announced earlier this year. In addition to satisfying our step down payment well ahead of schedule, the successful divestiture of Healthcare Recoveries allows us to better focus on our core business of delivering business management services and information products to healthcare providers."

Medaphis Corporation is a leading provider of business management services and information products to healthcare providers. Based in Atlanta, Georgia, Medaphis currently serves approximately 20,500 physicians and 2,600 hospitals across the nation.


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